Filed Pursuant to Rule 424(b)(7)

Registration No. 333-272628

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated September 14, 2023)

Zura Bio Limited

Resale of 30,251,124 Class A Ordinary Shares

Resale of 3,782,000 Pre-Funded Warrants to Purchase Class A Ordinary Shares

Resale of 5,910,000 Private Placement Warrants to Purchase Class A Ordinary Shares

Issuance and Resale of up to 3,782,000 Class A Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants

Issuance and Resale of up to 5,910,000 Class A Ordinary Shares upon the exercise of the Private Placement Warrants

Issuance of up to 6,899,996 Class A Ordinary Shares upon the exercise of Public Warrants

This prospectus supplement updates and amends the selling securityholders (each, a “selling securityholder” and collectively, the “selling securityholders”) information contained in the prospectus dated September 14, 2023 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-272628) of Zura Bio Limited (the “Company”, “we”, “our” or “us”), and relates to (i) up to 30,251,124 Class A Ordinary Shares of Zura Bio Limited (“Zura”), a Cayman Islands exempted company, par value $0.0001 per share (“Class A Ordinary Shares”), (ii) 5,910,000 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the JATT Acquisition Corp (“JATT”) initial public offering, (iii) 5,910,000 Class A Ordinary Shares underlying the Private Placement Warrants, (iv) 3,782,000 pre-funded warrants to purchase Class A Ordinary Shares (“Pre-Funded Warrants”), and (v) 3,782,000 Class A Ordinary Shares underlying the Pre-Funded Warrants.

This prospectus supplement is being filed solely for the purpose of including additional selling securityholders that acquired Class A Ordinary Shares from selling securityholders and does not register any additional Class A Ordinary Shares or other securities.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2023.

SELLING SECURITYHOLDERS

The following information, presented as of October 16, 2023, is being provided to update the selling securityholder table in the Prospectus to reflect the distribution of 3,099,000 of Class A Ordinary Shares to the selling securityholders which are Founder Shares originally issued to JATT Ventures, LP. Where the name of a selling securityholder identified in the table below also appears in the Selling Secuityholders table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
JATT Ventures, LP	351,000	351,000	⸺	⸺
AIMCO	117,000	117,000	⸺	⸺
Hudson Bay Capital Structure Opportunities Master Fund Ltd.	20,650	20,650	⸺	⸺
HB Strategies LLC	96,350	96,350	⸺	⸺
Schenkel Family One LLC	39,865	39,865	⸺	⸺
Meteora Capital Partners	87,750	87,750	⸺	⸺
Magnetar Constellation Fund II, Ltd	2,413	2,413
Magnetar Constellation Master Fund, Ltd	7,678	7,678
Magnetar SC Fund Ltd	1,909	1,909
Magnetar Capital Master Fund, Ltd	21,937	21,937
Magnetar Structured Credit Fund, LP	2,742	2,742
Magnetar Xing He Master Fund Ltd	2,962	2,962
Purpose Alternative Credit Fund - T LLC	483	483
Purpose Alternative Credit Fund Ltd	1,360	1,360
Magnetar Lake Credit Fund LLC	2,391	2,391
Someit Sidhu (2)	2,137,146	2,137,146	⸺	⸺
Verender S. Badial (2)	391,364	391,364	⸺	⸺
Josh Distler	75,000	75,000	⸺	⸺
Javier Cote-Sierra	20,000	20,000	⸺	⸺
Arnout Ploos van Amstel	20,000	20,000	⸺	⸺
Graeme Sloan	20,000	20,000	⸺	⸺
Tauhid Ali	30,000	30,000	⸺	⸺

(1)	The amounts set forth in this column are the number of shares of Class A Ordinary Shares that may be offered by each selling securityholder using the Prospectus. These amounts do not represent any other shares of our Class A Ordinary Shares that the selling securityholders may own beneficially or otherwise.

(2)	Currently an officer of the Company.

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